[VECTREN LETTERHEAD]

                                                 News Release


                                                       Vectren Corporation
                                                       P.O. Box 209
                                                       Evansville, IN 47702-0209

FOR IMMEDIATE RELEASE

November 8, 2004


                               Vectren Corporation
                        Announces 2005 Earnings Guidance
                        Reaffirms 2004 Earnings Guidance

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today announced earnings guidance for 2005 in the range of $1.70 to $1.90 per share of common stock. Additionally, the company reaffirmed its earnings guidance for 2004 in the range of $1.43 to $1.58 per share of common stock.

Vectren Chairman, President and CEO, Niel C. Ellerbrook said, "We have made great progress over the last twelve months as we continue to execute our business strategies. The 2005 guidance anticipates earnings growth from both our utility operations and our complementary nonregulated businesses. We believe we have in place the foundation that will provide the opportunity to achieve our long-term growth rate objectives."


Growth Rate Objectives

Vectren's excellent utility growth opportunities and successful nonregulated operations support the commitment to maintaining a strong balance sheet and improving credit ratings. Long-term growth objectives include:

     o    3.5% to 4% utility growth rate
     o    10% plus nonregulated growth rate
     o    5% plus overall growth rate


Dividend Policy

Vectren and its predecessor companies have achieved an enviable record of 45 consecutive years of increasing the common dividend. Long-term objectives include:

     o    3% to 3.5% dividend growth
     o    55% to 65% long-term payout ratio of Vectren's consolidated earnings
     o    85% of dividend funded through regulated operations


Utility Group

Our utility group is expected to contribute 2005 earnings per share in the range of $1.28 to $1.40. We anticipate improved gas and electric margins due to the incremental return on our NOx environmental compliance investments, the South gas rate increase implemented in July 2004 and pending gas rate relief for our North and Ohio operations. The revenue increases will be somewhat offset by higher operating costs and depreciation expense.

                                     -more-

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Nonregulated Group

Our nonregulated group is expected to contribute earnings per share in the range of $0.45 to $0.54. We anticipate approximately 15% growth from our three primary nonregulated business groups and continued monetization from investments in Haddington Energy Partners.


Corporate

Corporate expenses are expected to be in the range of $0.03 to $0.04 per share.


Live Webcast on November 9, 2004

Vectren senior management will provide an outlook for 2005 during a meeting with the financial community scheduled at noon EST, Tuesday, November 9, 2004. Interested parties may listen to a live Webcast and view the supporting slides by accessing the Investor Relations link on Vectren's Web site at www.vectren.com. A replay will be available on Vectren's Web site beginning two hours after the completion of the Webcast. The supporting slides will also be filed on Form 8 K.


About Vectren

Vectren Corporation is an energy and applied technology holding Company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the midwest and southeast. These include gas marketing and related services; coal production and sales; and utility infrastructure services. To learn more about Vectren, visit www.vectren.com.


Safe Harbor for Forward Looking Statements

This  document  contains   forward-looking   statements,   which  are  based  on
management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K filed with the Securities and Exchange Commission on February 26, 2004.

Investor Contact  Steven M. Schein, (812) 491-4209, sschein@vectren.com
                                                    -------------------
Media Contact     Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com
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